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                                                                       EXHIBIT 5



February 12, 2004

The Reynolds and Reynolds Company
One Reynolds Way
Dayton, Ohio 45430

Re: Opinion of counsel as to the legality of Class A Common Shares to be registered under the Securities Act of 1933, as amended, on Form S-8


Ladies and Gentlemen:

This opinion is furnished in connection with the registration by The Reynolds and Reynolds Company (the "Company"), pursuant to a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of 7,458,249 Class A Common Shares, no par value, (the "Shares") which are to be offered and sold by the Company through its Stock Option Plan - 1995 (4,876,982 Class A Common Shares), 1996 Shares Plan (1,478,086 Class A Common Shares) and 2001 Shares Plan (1,103,181 Class A Common Shares) (each, a "Plan").

As General Counsel of the Company, I am familiar with the affairs of the Company and upon my examination of the law and pertinent documents, I am of the opinion that the Shares, when issued and sold pursuant to the respective Plan, will be legally issued, fully paid and non-assessable Class A Common Shares of the Company.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "Commission") as an Exhibit to the Registration Statement with respect to the Shares.

Very truly yours,

/s/ Douglas M. Ventura

Douglas M. Ventura
Vice President, Corporate and Business
Development, General Counsel and Secretary